UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)     January 10, 2005

A.C. Moore Arts & Crafts, Inc.

(Exact name of registrant as specified in its charter)

Pennsylvania	000-23157	22-3527763

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

130 A.C. Moore Drive, Berlin, NJ	08009

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (856) 768-4930

Not Applicable

(Former name or former address, if changed since last report.)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01       Entry into a Material Definitive Agreement.

     Effective January 10, 2005, Jeffrey C. Gerstel joined A.C. Moore Arts & Crafts, Inc. (the “Company”) as Executive Vice President, Store Operations. The following description is a summary of the employment terms agreed to by the parties.

     Mr. Gerstel will be paid a base salary of $215,000 per year. Consistent with the Company’s executive compensation program overseen by the Compensation Committee of the Board of Directors, Mr. Gerstel is eligible to receive the benefits available to all executive officers, including annual cash incentive compensation and long-term incentive compensation in the form of stock options, and various benefits available to all full-time employees of the Company, such as participation in group medical and life insurance plans and a 401(k) Plan. The Company granted Mr. Gerstel an option to purchase 15,000 shares of the Company’s common stock pursuant to the Company’s 2002 Stock Option Plan at an exercise price per share equal to $27.15, the closing sale price per share of the Company’s common stock on the effective date of his employment. The option will become exercisable in three equal annual installments beginning on January 10, 2006 and has an expiration date of January 10, 2015.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

A.C. MOORE ARTS & CRAFTS, INC.

Date: January 14, 2005	By:	/s/ Leslie H. Gordon

		Name:	Leslie H. Gordon
		Title:	Executive Vice President and
Chief Financial Officer